Exhibit (l)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 28, 2026

Loomis Sayles Credit Income Opportunities Fund

888 Boylston Street, Suite 800

Boston, Massachusetts 02199

Ladies and Gentlemen:

We are counsel to Loomis Sayles Credit Income Opportunities Fund (the “Trust”). You have informed us that you propose to register under the Securities Act of 1933, as amended (the “Act”), and to offer and to sell from time to time shares of beneficial interest (the “Shares”) of the Trust.

We have examined the Trust’s Agreement and Declaration of Trust, as amended to date (the “Declaration of Trust”) and the Trust’s By-Laws, as amended to date (the “By-Laws”) and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. In conducting our investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons. We have also examined such other documents as we deem necessary for the purpose of this opinion.

We assume that upon the issuance and sale of the Shares, the Trust will receive the net asset value thereof.

In rendering the opinions expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Richards, Layton & Finger, PA insofar as such opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction. We are providing a copy of that opinion together with this opinion, which is subject to the same assumptions as those set forth in the opinion of Richards, Layton & Finger, PA.

Based on the foregoing, we are of the opinion that:

1.	The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.	The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We hereby consent to the filing of this opinion with and as part of your registration statement on Form N-2 and to the references to our firm as legal counsel for the Trust in the registration statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP